Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WisdomTree Investments, Inc. for the registration of 835,000 shares of common stock and to the incorporation by reference therein of our reports dated March 15, 2013, with respect to the consolidated financial statements of WisdomTree Investments, Inc., and the effectiveness of internal control over financial reporting of WisdomTree Investments, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 8, 2013